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                                                                   Exhibit 10(g)

STRATEGIC                                                       [TRW Logo]
INCENTIVE
GRANT


Date of Grant:  April 27, 1994

To:                        <<name>>
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Unit:                   Company Staff
     -----------------------------------------------

As a key employee of TRW Inc. ("TRW"), you are hereby granted the right (the "Right") to receive <<amount>> (or up to 200 percent thereof in certain circumstances) shares of Common Stock, par value $0.625, of TRW ("TRW Common"), subject to the terms and conditions below. This performance share right is granted to you pursuant to the 1994 TRW Long-Term Incentive Plan approved by the shareholders of TRW in April 1994.

TRW INC.

By:_____________________________
         Secretary

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                             TERMS AND CONDITIONS

1. THE RIGHT.
This Right entitles you to receive shares of TRW Common in the event that certain improvements in return on assets employed ("ROAE") for TRW are achieved with respect to the calendar years 1994 through 1997 (the "Performance Period").

2. PERFORMANCE CRITERIA.
The definition of ROAE, for purposes of this Right, is set forth in Exhibit A. The inclusion of the effects of acquisitions, divestitures and similar unusual items in the calculation of ROAE shall be at the complete discretion of the Compensation and Stock Option Committee of the Directors of TRW (the "Committee").

A TRW matrix which consists of various ROAE figures for TRW for each year of the Performance Period and percentage award levels related to each of those figures is set forth in Exhibit B.

3. ISSUANCE OF TRW COMMON.
Promptly following the availability of year-end financial information for TRW for each year in the Performance Period, a firm of certified public accountants chosen by TRW will certify to TRW the ROAE of TRW for each such year. That number of shares of TRW Common determined by multiplying the target grant listed on Exhibit B by the applicable percentage shown next to the ROAE figure (pro rata between ROAE figures shown) certified as described above for the applicable calendar year will be issued to you as soon as practicable thereafter. In the event you are entitled to receive for any applicable calendar year a number of shares greater than that number of shares determined by multiplying the target percentage for such year times your target grant, you will be paid the cash equivalent for such excess shares unless the Committee determines in its sole discretion to issue shares in lieu of cash. Such excess shares will be valued at the average of the high and low sales prices of a share of TRW Common on the New York Stock Exchange Composite Transactions Listing on the day immediately prior to the date of payment.

4. TAXES.
Upon any issuance of shares of TRW Common pursuant to this Right, TRW shall withhold delivery of the certificates evidencing such shares until you make arrangements satisfactory to TRW to pay any withholding, transfer or other taxes due as a result of such issuance. You may elect, in accordance with applicable regulations of the Committee, to pay a portion or all of the amount of required withholding taxes in shares of TRW Common, either by delivering to TRW previously held shares of TRW Common or by having shares of TRW Common withheld from the shares issued to you hereunder.

5. SECURITIES LAWS.
Shares of TRW Common shall not be issued hereunder if such issuance would violate any Federal or state securities law. TRW will use its best efforts to make such filings and initiate such proceedings as may be necessary to prevent such violations unless the Directors of TRW determine, in their sole discretion, that such filings or proceedings would result in undue expense or hardship for TRW. TRW may place appropriate legends on the certificates for the shares issued hereunder, give stop-transfer instructions to its transfer agents or take any other action to achieve compliance with those laws in connection with any issuance of shares hereunder or your resale of such shares.

6. TRANSFERABILITY.
This Right is not transferable other than by will or the laws of descent and distribution.

7. DEATH.
In the event of your death, your estate or those so designated by will or the laws of descent and distribution will be entitled to receive, at such times as you would have received them, such shares of TRW Common as would have been issued to you hereunder if you had remained employed throughout the entire year in which your death occurred and the following year of the Performance Period, if any.

8. TERMINATION OF EMPLOYMENT.
This Right shall terminate on the date of your termination of employment and you shall not be entitled to any additional shares hereunder except for any shares of TRW Common which may be issuable with respect to calendar years prior to your termination. However, if your employment is terminated during the last half of a calendar year, and if the Committee gives written consent on or prior to the date on which shares of TRW Common are issuable pursuant to this Right with respect to such year, you will be entitled to receive such number of shares of
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TRW Common as would have been issued to you hereunder if you remained employed through the end of the calendar year during which your employment terminated multiplied by the fraction representing the number of months employed during such year.

9. DISABILITY.
Notwithstanding the foregoing, if your termination of employment is due to disability (as defined in the TRW long-term disability plan applicable to you), you will be entitled to receive such shares of TRW Common as would have been issued to you hereunder if you had remained employed for the entire year in which the disability occurred and the following year of the Performance
Period, if any.

10. ADJUSTMENTS.
The Committee shall make such adjustments in the number and kind of securities issuable pursuant hereto as it may determine are equitably required to prevent dilution or enlargement of your rights that would otherwise result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of TRW, merger, consolidation, reorganization, partial or complete liquidation or other corporate transaction or event having an effect similar to any of the foregoing.

11. AMENDMENTS.
In addition to the authority to make adjustments as provided in Section 10, the Committee shall have the authority, until such time as a Change in Control as defined in Section 12 occurs, to amend otherwise this grant provided that no amendment shall contain terms and conditions inconsistent with the provisions of the 1994 TRW Long-Term Incentive Plan. Notwithstanding the foregoing, if you transfer positions or change responsibilities within TRW, the Committee may amend this Right to reflect such changed circumstances; provided, however, that any such amendment after a Change in Control occurs shall not reduce the value of this Right to you.

12. CHANGE IN CONTROL.
In the event of a Change in Control of TRW, this Right will remain in effect so long as you continue to be employed by TRW. For purposes of this Right, the definition of Change in Control is the same as the definition contained in resolutions adopted by the Committee on July 26, 1989. Such resolutions, in summary, provide that a Change in Control is a change occurring (a) by virtue of TRW's merger, consolidation or reorganization into or with, or transfer of assets to, another corporation or (b) by virtue of a change in the majority of the Directors during any two-year period unless the election of each new Director was approved by a two-thirds vote of the Directors in office at the beginning of such period or (c) through the acquisition of shares representing 20 percent or more of the voting power of TRW or (d) through any other change in control reported in any filing with the Securities and Exchange Commission, excluding, however, the acquisition of shares, or any report of such acquisition, by TRW, a subsidiary of TRW or a TRW-sponsored employee benefit plan. The language in the resolutions controls over this summary language.

If a Change in Control occurs after April 27, 1994, you will be entitled to receive any shares of TRW Common issuable to you but not yet issued with respect to the calendar year preceding the Change in Control. In addition, with respect to remaining years in the Performance Period, you will be entitled to receive shares of TRW Common equal to the greater of (a) such number of shares of TRW Common as shall be determined by the Committee, prior to the Change in Control, to be appropriate and consistent with this Right after taking into account prior performance, trends in performance and anticipated future performance based on information available at the time of the Committee's determination and (b) a minimum number of shares of TRW Common as follows:

    The minimum number of shares would be based on the 12-month ROAE for
    TRW (calculated by determining the ROAE for TRW for the first 12 months of the 15-month period ending on the last day of the month immediately preceding the month in which the Change in Control occurred). The number of shares for the year in which the Change in Control occurred would be determined by applying such 12-month ROAE figure to the column of the TRW matrix relating to the year in which the Change in Control occurred. The number of shares for each subsequent year of the Performance Period would be determined by using, in that year's TRW matrix column, the ROAE appearing in the same row (or, using an arithmetic interpolation, the same position between rows) of the TRW matrix as was used to determine the
    payout for the year in which the Change in Control occurred.   For example,
    if the 12-month ROAE figure were two rows below the target level on the TRW matrix for the calendar year in which the Change in Control occurred, it would be assumed that the ROAE for any additional years remaining in the Performance Period would be two rows below the target level for those years. The aggregate number of shares of TRW Common payable with respect to the year of the Change in Control and subsequent years in the Performance Period, determined as set forth above, would be issued to you promptly following the Change in Control.

If you continue employment with TRW after the Change in Control, shares of TRW Common will be issued to you in accordance with this Right provided that the number of shares of TRW Common that you are entitled to receive with respect to a calendar year will be reduced by the number of shares of TRW Common previously issued to you with respect to such year in accordance with the foregoing paragraph.

13. MISCELLANEOUS.
This Right shall not be construed as giving you any right to continue in the employ of TRW and is subject to the terms and conditions of the 1994 TRW Long-Term Incentive Plan. Subject to the requirements and limitations in Sections 10, 11 and 12 above, the Committee has authority to interpret and construe any provision of this grant and any such interpretation and construction shall be binding and conclusive. Except as provided in Section 12 above, no rights hereunder shall accrue to you with respect to any year in the Performance Period until such year is completed and the ROAE for TRW for such year has been certified to TRW as provided in Section 3 above. Thereafter your rights will be limited to those expressly given by this Right. Any reference in this grant to the Directors of TRW includes the Executive Committee of the Directors.

14. ENTIRE AGREEMENT.
This Right sets forth the entire understanding between you and TRW with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating hereto.